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                                                                    EXHIBIT 12.1


                                AMAZON.COM, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                               PERIOD FROM
                                                                                                               JULY 5, 1994
                                                             FOR THE YEARS ENDED DECEMBER 31,                 (INCEPTION) TO
                                                 ---------------------------------------------------------     DECEMBER 31,
                                                    1998            1997           1996            1995             1994
                                                 -----------     ----------     ----------      ----------     -------------
Net loss                                         $  (124,546)    $  (31,020)    $   (6,246)     $     (303)    $         (52)
Plus fixed charges:
   Interest expense including amortization of
     debt issuance costs                              26,639            326              5              --                --
   Assumed interest element included in
     rent expense (1)                                  2,833            700             90               4                --
                                                 -----------     ----------     ----------      ----------     -------------
Adjusted earnings (loss)                             (95,074)       (29,994)        (6,151)           (299)              (52)
                                                                                                               -------------
Fixed charges                                        (29,472)        (1,026)           (95)             (4)               --
                                                 -----------     ----------     ----------      ----------     -------------
Deficiency of earnings available to
  cover fixed charges                            $  (124,546)    $  (31,020)    $   (6,246)     $     (303)    $         (52)
                                                 ===========     ==========     ==========      ==========     =============


         (1) Total rent expense for the year divided by three. This is the portion of rental expense that Amazon.com believes to be representative of interest.